March 29, 2021
Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated November 22, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the RPAR Risk Parity ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.